Exhibit 10.27

AMENDMENT TO THE GENESIS ENERGY
SEVERANCE PROTECTION PLAN

This Amendment to the Genesis Energy Severance Protection Plan (the “Plan”), made pursuant to the right to amend reserved in Sections 8.2 and 8.3 of the Plan, amends the Plan effective as of December 31, 2008 as follows.

1.	Section 2.12 is hereby amended in its entirety to read as follows:

Section 2.12 Good Reason.  “Good Reason” shall mean the occurrence of any of the following events or conditions without the Participant’s consent:

(a) a material reduction of the Participant’s status, title, position or responsibilities (including reporting responsibilities) as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which are materially inconsistent with such status, title, position or responsibilities; or any removal of the Participant from, or failure to reappoint or reelect him to, any such position with the Employer, including, but not limited to corporate officer positions or positions as a member of the Investment Committee, except in connection with the termination of his employment for Cause or by the Participant other than for Good Reason;

(b) a material reduction in the Participant’s Base Salary, as such base salary may be increased from time to time thereafter, or a material reduction in the aggregate compensation and benefits (in terms of benefit levels and/or reward opportunities) provided for under the employee benefit plans, programs and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater), including, but not limited to, any stock option plan, stock purchase plan, pension plan, life insurance plan, stock appreciation plan, phantom rights plan, health and accident plan or disability plan;

(c) the Employer’s requiring the Participant (without the consent of the Participant) to be based at any place outside a twenty-five (25) mile radius of his place of employment immediately prior to a Change in Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control, or, in the event the Participant consents to any relocation beyond such 25 mile radius, the material failure by the Employer to pay (or reimburse the Participant) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify the Participant against any material loss (defined as the difference between the actual sale price of such residence and the higher of (i) his aggregate investment in such residence or (ii) the fair market value of such residence as determined by a real estate appraiser designated by the Participant and reasonably satisfactory to the Employer) realized on the sale of the Participant’s principal residence in connection with any such change of residence;

(d) any material breach by the Employer of any provision of this Plan;

(e) any purported termination of the Participant’s employment for Cause by the Employer which does not otherwise comply with the terms of this Plan; or

(f) in the case of a Change in Control pursuant to Section 2.7(d), for any Participant who continues employment with the successor to all or substantially all of the business and/or assets of the Company, the failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by the purchaser or purchasers of the Company’s business or assets as contemplated in Article VII.

2.	Section 2.24 is hereby amended in its entirety to read as follows:

Section 2.24 Termination Date.  In the case of the Participant’s death, the Participant’s Termination Date shall be his date of death.  In all other cases, the Participant’s Termination Date is the date on which the Participant has a termination of employment that constitutes a “separation from service” as defined in Section Treas. Reg. § 1.409A-1(h)(1).  To the extent required by Section 409A of the Code, a reference in this Plan to a “termination of employment,” “employment termination” or similar term will be treated as a reference to a “separation from service,” as defined in Treas. Reg. § 1.409A-1(h)(1), with the Company and its entire controlled group (within the meaning of Code Sections 414(b) and (c)).  The Notice of Termination will specify the intended Termination Date for the Participant subject to the following:

(a) If the Participant's employment is terminated by the Employer for Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Participant; and

(b) If the Participant terminates his employment for Good Reason, the date specified in the Notice of Termination shall be at least thirty (30), but not be more than sixty (60), days from the date the Notice of Termination is given to the Employer.

3.	Section 3.1 is hereby amended in its entirety to read as follows:

Section 3.1 Participation.  Once a person, other than a person who could become entitled to severance benefits under an employment agreement or other arrangement with the Company, Partnership or any Subsidiary, is employed by their Employer, he or she will automatically become a Participant in the Plan.  In no event may a person who is a party to an agreement with or covered by another plan or arrangement of the Company, Partnership or any Subsidiary that provides severance benefits become a Participant in the Plan.

4.	Section 4.1(a) is hereby amended in its entirety to read as follows:

(a) After a Change in Control has occurred, a Participant will be entitled to receive from the Employer a Severance Benefit in the amount provided in Sections 4.2 and 4.3 if his employment is terminated during the period beginning six months prior to a Change in Control and ending on the second anniversary of the Change in Control, for any reason other than (i) termination by the Employer for Cause or (ii) termination by the Participant for other than Good Reason.  For purposes of this Plan, a Participant’s termination of employment will not be for Good Reason unless (I) the Participant has delivered a written Notice of Termination to the Employer describing in reasonable detail the occurrence or existence of any condition claimed to provide a basis for included within the definition of Good Reason under Section 2.12 within ninety (90) days of the initial occurrence or existence of the condition, (II) the Employer fails to remedy the condition on or before the thirtieth (30th) day following its receipt of such written notice, and (III) the Participant’s Termination Date occurs within two (2)-years following the initial occurrence, without the Participant’s consent, of any condition included within the definition of Good Reason under Section 2.12.

5.	Section 4.3(b) is hereby amended by replacing the third sentence thereof with the following:

The Employer also shall pay a lump sum equal to the amount of any additional income tax payable by the Participant and attributable to the benefits provided under subparagraph (a) of this Section, including any additional income tax resulting from the Employer’s payment of income tax pursuant to this subparagraph (b) of this Section, at the time any such tax is imposed upon the Participant, such that the Participant will be in the same economic position as if the benefits provided under subparagraph (a) were not includable in the Participant’s gross income.

6.	Section 4.6 is hereby amended by deleting the second and third sentences thereof, to read in its entirety as follows:

Section 4.6 Agreement to Plan.  By acceptance of any Severance Benefit from the Plan, the Participant shall be deemed to have agreed to adhere to all terms of the Plan.

7.	Article VI is hereby amended by adding a new Section 6.5 thereto to read as follows:

Section 6.5 Payment Deadline.  Notwithstanding anything in this Plan to the contrary, the Company shall pay the full amount of any Gross-Up Payment due pursuant to Section 6.1 and of any Underpayment due pursuant to Section 6.2 by the end of the Officer’s tax year next following the tax year in which the Officer remits the related taxes to the applicable taxing authority, and shall pay any reimbursement due to the Officer pursuant to Section 6.3(d) no later than the end of the Officer’s tax year next following the tax year in which the taxes that are the subject of such contest are remitted to the IRS or other applicable taxing authority, or where as a result of the audit or contest no taxes are remitted, the end of the Officer’s tax year next following the tax year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the contest.

8.	Section 12.1 is hereby amended in its entirety to read as follows:

Section 12.1 Participant’s Legal Expenses.  The Company agrees to pay, upon written demand therefor by the Participant, fifty percent (50%) of all legal fees and expenses which the Participant may reasonably incur during the Participant’s lifetime in order to collect amounts to be paid or obtain benefits to be provided to such Participant under the Plan, plus in each case interest at the “applicable Federal rate” (as defined in Section 1274(d) of the Code).  In any such action brought by a Participant for damages or to enforce any provisions hereof, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his sole discretion.  However, in any instance where a Participant receives, as the result of a final, nonappealable judgment of a court of competent jurisdiction or a mutually agreed upon settlement with the Company, Severance Benefits greater than those first offered by the Company or its successor to the Participant, then the Company shall pay one hundred percent (100%) of all such legal fees and expenses incurred by the Participant during the Participant’s lifetime.  The amount of expenses eligible for payment or reimbursement under this Section 12.1 during any taxable year of the Participant will not affect the expenses eligible for payment or reimbursement in any other taxable year, and the Participant’s right to payment or reimbursement of legal expenses is not subject to liquidation or exchange for any other benefit.  Notwithstanding anything in this Section 12.1 to the contrary, in no event will the reimbursement of any eligible legal expense be made after the last day of the Participant’s taxable year following the taxable year in which the Participant incurred the expense.

9.	Section 12.10 is hereby amended in its entirety to read as follows:

Section 12.10 Section 409A of the Code.  This Plan is intended to comply with Code Section 409A and the regulations and other interpretive guidance issued thereunder, and will be interpreted accordingly.  Articles IV and VI and this Plan will be administered and interpreted to maximize the short-term deferral exemption to Code Section 409A, and Participants are not permitted, directly or indirectly, to designate the taxable year of a payment made under this Plan.  The portion of any payment under this Plan that is paid within the short-term deferral period (as defined in Treas. Reg. § 1.409A-1(b)(4)) will be treated as a short-term deferral and not aggregated with other plans or payments.  Any other portion of the payment that does not meet the short-term deferral requirement will, to the maximum extent possible, be deemed to satisfy the exception from Code Section 409A provided under Treas. Reg. § 1.409A-1(b)(9)(iii) for involuntary separation pay and will not be aggregated with any other payment.  Payment dates provided for in this Plan are deemed to incorporate “grace periods” within the meaning of Code Section 409A.  For purposes of Code Section 409A, any right to a series of installment payments under this Plan will be treated as a right to a series of separate payments.  Any amount that is paid under this Plan as a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4), or within the separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will be treated as a separate payment.

10.	Except as set forth above, all other provisions of the Plan are unchanged.

[Execution page follows]

IN WITNESS WHEREOF, Genesis Energy, Inc. has caused this Amendment to be executed by its duly authorized officer on this 31st day of December, 2008.

By:	/s/ Ross A. Benavides
Name:	Ross A. Benavides
Title:	General Counsel